MATRIX ADVISORS VALUE FUND, INC
ADDENDUM TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

This Addendum to the Fund Administration Servicing Agreement dated November 1, 2012 (the "Agreement") is entered into by and between Matrix Advisors Value Fund, Inc. (the "Company") and U.S. Bancorp Fund Services, LLC ("USBFS").

WHEREAS, the Company and USBFS desire to modify the Agreement to add reference to additional U.S. Securities and Exchange Commission ("SEC") registration and reporting compliance services and consequential fees associated with complying with the requirements of the Investment Company Reporting Modernization rule adopted by the SEC on January 17, 2017 (the "Rule"), including the preparation and filing of Form N-CEN, and to incorporate certain provisions required by a third party providing dtat necessary to comply with such requirement; and

WHEREAS, all defined terms used but not otherwise defined herein shall have the meanings assigned to them in the Agreement.

NOW, THEREFORE, the parties agree as follows:

1.    The Company shall pay the following additional fees associated with complying with the requirements of the Rule, including the preparation and filing of Form N-CEN:

a. $__ per year, per Fund, commencing on the date each such Fund is required to first comply with the Form N-Cen requirements.

2.    The Agreement, except as modified by this Addendum, shall remain in full force and effect in accordance with its terms.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have executed this Addendum to the Agreement as of the date last written below by the undersigned duly authorized representatives.

MATRIX ADVISORS VALUE FUND, INC.

By:     /s/ David Katz

Name:     David Katz

Title:     President

Date:     8/10/18

U.S. BANCORP FUND SERVICES, LLC

By:    /s/ Jason Hadler

Name:     Jason Hadler

Title:    Senior Vice President

Date:     8/21/18